                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 23, 2000


                           INVISION TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


           0-28236                                        94-3123544
    (Commission File No.)                      (IRS Employer Identification No.)


                               7151 GATEWAY BLVD.
                            NEWARK, CALIFORNIA 94560
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (510) 739-2400


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    THIS CURRENT REPORT ON FORM 8-K CONTAINS FORWARD LOOKING STATEMENTS THAT
INVOLVE RISKS AND UNCERTAINTIES RELATING TO THE ACQUISITION BY INVISION TECHNOLOGIES, INC., A DELAWARE CORPORATION ("INVISION"), OF INOVEC, INC., AN OREGON CORPORATION ("INOVEC"), INCLUDING: RISKS RELATING TO THE POSSIBILITY THAT INTEGRATION OF THE OPERATIONS, TECHNOLOGIES, PRODUCTS AND EMPLOYEES OF INVISION AND INOVEC MIGHT NOT OCCUR AS ANTICIPATED; THAT THE BENEFITS EXPECTED TO RESULT FROM THE MERGER DESCRIBED BELOW MIGHT NOT OCCUR AS ANTICIPATED; AND THAT MANAGEMENT'S ATTENTION MIGHT BE DIVERTED FROM DAY-TO-DAY BUSINESS ACTIVITIES. ACTUAL RESULTS AND DEVELOPMENTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN THIS CURRENT REPORT. FOR MORE INFORMATION ABOUT INVISION AND RISKS RELATING TO INVESTING IN INVISION, REFER TO INVISION'S MOST RECENT REPORTS ON FORM 10-K AND FORM 10-Q.

ITEM 5.  OTHER EVENTS.

    On February 23, InVision acquired Inovec by the merger (the "Merger") of Inovec with and into InVision Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of InVision ("Merger Sub"), with Merger Sub surviving the merger. Following the merger Inovec ceased to exist and Merger Sub changed its name to Inovec, Inc. The acquisition was accomplished pursuant to an Agreement and Plan of Merger and Reorganization dated as of February 23, 2000, among InVision, Merger Sub, Inovec and Andrew Nowak, Ala Bazzaz, Jeff Franklin and Kerry Wilson (the "Shareholders") who together represent the holders of all of outstanding stock (the "Reorganization Agreement").

    In connection with the Merger, InVision purchased all of the oustanding stock of Inovec for $2,425,000 in cash and $2,775,000 in InVision common stock, par value $.001 per share ("Common Stock"), payable over the next two years. In addition, the Reorganization Agreement provides that Shareholders will be paid up to an additional $1,400,000 in cash and Common Stock over the next two years based on the achievement of certain performance milestones. The number of shares of Common Stock to be issued on each payment date will be determined separately based on the average weighted closing market price per share of Common Stock on the Nasdaq National Market for the ten trading days before and including the share price calculation date (defined below) and the ten trading days thereafter, as published in the Wall Street Journal. If there are any days in this period in which the Nasdaq National Market is open for trading but Common Stock is not traded, such days are omitted from the calculation and an additional day or days is added to the time period as necessary to achieve an actual twenty trading day average. The fixed payments made or to be made under the Reorganization Agreement are as follows:

        Share Price Calculation Date                             Amount
        ----------------------------                             ------
              February 23, 2000                         $2,425,000 in cash
                                                        $  575,000 in Common Stock*
              June 30, 2000                             $  517,000 in Common Stock
              March 31, 2001                            $  667,000 in Common Stock
              March 31, 2002                            $1,016,000 in Common Stock

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*122,029 shares of Common Stock will be issued in respect of this payment based on an average 20-day weighted price of $4.71188 per share.

Contingent payments, if earned, will be based upon the performance of Inovec as of December 31, 2000 and December 31, 2001. The performance goals and amounts paid in respect of these goals, if achieved, are set forth in Section
1.7 of the Reorganization Agreement attached hereto as an exhibit. Each payment, if made, will be paid half in cash and half in Common Stock. The share price calculation dates for these payments are March 31, 2001 and March 31, 2002, respectively. All shares issued under the terms of the Reorganization Agreement will be unregistered. All shares issued after the first installment (share price calculation date of February 23, 2000) are subject to the terms of the Escrow Agreement among InVision, Merger Sub, the Shareholders and Greater Bay Trust Company, dated February 23, 2000 attached hereto as an exhibit.

    The Merger is intended to be a tax-free reorganization under the Internal Revenue Code. It is accounted for using the purchase method of accounting and effective January 1, 2000.

      Inovec is a leading manufacturer of advanced optimization equipment based on laser and optical scanning technology for increasing the yield of the forest products industry. Based in Eugene, Oregon, it has more than 600 laser scanners and other optimization equipment installed in over 300 sawmills worldwide. Inovec's 1999 revenues were approximately $8 million.

    A copy of the press release announcing the consummation of the Merger is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (c)  Exhibits.

Exhibit No.   Description
2.1           Agreement and Plan of Merger and Reorganization dated as of
              February 23, 2000, among InVision Technologies, Inc., a Delaware corporation, InVision Acquisition Corporation, a Delaware corporation, and
              Inovec, Inc., an Oregon corporation.

2.2           Form of Escrow  Agreement  between  InVision,  Merger Sub, the Shareholders and
              Greater Bay Trust Company, dated February 23, 2000.

4.1           Reference is made to Exhibits 2.1 and 2.2.

99.1          Press release announcing the execution of the Reorganization
              Agreement and consummation of the Merger.

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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  INVISION TECHNOLOGIES, INC.

Dated:  May 16, 2000              By: /s/ Sergio Magistri
                                      -------------------

                                      Sergio Magistri
                                      President and Chief Executive Officer